Exhibit 23.5

Consent of Independent Auditors

The Member
NRG Solar Kansas South LLC:

We consent to the incorporation by reference in the registration statement (No. 333-196808) on Form S-1 of NRG Yield, Inc. of our report dated April 29, 2014, with respect to the balance sheet of NRG Solar Kansas South LLC as of December 31, 2013, and the related statements of operations and comprehensive income, member’s equity, and cash flows for the period from May 13, 2013 (acquisition) to December 31, 2013, which report appears in the Form 8-K/A of NRG Yield, Inc. dated July 18, 2014. We consent to the reference to our firm under the heading “Experts” in the Form S-1.

(signed) KPMG LLP

Philadelphia, Pennsylvania
July 22, 2014